MFBP DEFA14A 06/05/2009
Section 1: DEFA14A (DEFINITIVE ADDITIONAL MATERIALS)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE DEFA14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

M&F BANCORP, INC.

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June 5, 2009

Dear Fellow Shareholder:

I am looking forward to seeing you on Tuesday, June 9th at our 2009 Annual Shareholder Meeting.  The meeting will be held at 6:00 p.m. here in our Corporate offices.    I hope that you will be able to attend the meeting, which will consider various proposals that are extremely important to the future of our company and bank.

First and foremost, I want to share with you the great news we recently received!   M&F Bancorp, Inc. has received preliminary approval to receive more than $7,000,000 from the Federal Government’s TARP program!  This program is an important part of President Obama‘s economic stimulus program and has recently been enhanced for community banks.  This approval is especially good news for M&F, which, as an officially designated Community Development Financial Institution, will be eligible to receive the funding on preferred terms. Specifically, M&F will not be required to issue warrants to the Federal Government, which has the effect of significantly reducing the cost of these funds to M&F – giving us a competitive advantage over most other TARP-recipients.

I strongly believe that this capital is critical at this juncture, because it will allow us to ensure that M&F Bank retains a well-capitalized status, and continues lending to creditworthy borrowers – which is essential during these unprecedented economic times.   M&F’s importance and significance, as an institution that provides access to capital to underserved, deserving borrowers is all the more critical during these challenging times.  We were formed more than a century ago for this very purpose … and this great mission continues today.  However, our mission can only continue by ensuring that we have the necessary capital in place.

The capital markets are improving somewhat, but we believe that the price of our stock, like many others, does not yet reflect the true underlying value of our company. As a result, if we were to try to raise much-needed capital through a stock offering today, the value of your stock would be significantly diluted.

Therefore, TARP offers an affordable and reasonable source of capital for us.   It is not a bailout for us … it is a bridge.   It will allow us to do just what we have always done and should continue to do; providing loans to deserving borrowers and building our track record of success.  Without this additional capital, we will become stagnant and may even have to reduce the Bank’s assets in order to maintain a well capitalized status.

I firmly believe that the TARP capital will provide the bridge that we need to maintain our stability in an unstable environment, as well as increase our shareholder value.  TARP’s cost (5% per year for the first five years) is relatively low.  Our goal is to repay this capital before that cost increases to 9% per year in year six.  In order for us to do so, we will need to position the company for a successful stock offering when our stock price recovers to a satisfactory level.

In order to obtain this additional capital and to have maximum opportunity to repay it at the earliest appropriate time, I am asking you to vote FOR each of the proposals that we are presenting at this year’s annual meeting.  Several of these proposals, such as eliminating pre-emptive rights and issuing preferred stock, are essential to allow us to sign the legal documents and get the TARP money.  If successful in their passage, I anticipate that we will receive the additional capital before the end of this month.

The other proposals are equally as important, to enable us to position the company with as much flexibility as possible, for a successful stock offering to repay the TARP and grow the Bank.   For these reasons, all of the proposals are important.

It is our sincere intention to remain one of the most successful majority African American owned financial institutions in this country.   I need your help to do just that ... please join me in this effort.

If you have questions or need additional information, please feel free to contact me directly at 919-687-7800 Ext. 816 or any of our Board members. We will be happy to speak or meet with you.

If you have already voted and wish to change your vote to support our efforts, it is not too late to do so. Please feel free to contact us at 919-687-7800 Ext. 883 or Ext. 816.  You can also vote online, by phone, in person, by FAX, drop your card off to our offices, we will even pick it up; whatever is most convenient for you.

If you have already voted, as many of you have already voted FOR the proposals… THANK YOU…THANK YOU so very much for your support and consideration.

This is our company, this is our value and investment and legacy … let’s preserve, sustain, and build for a better tomorrow!

Thank you always for your consideration and support!

Sincerely,

Kim D. Saunders
President/Chief Executive Officer

Important Additional Information. In connection with the annual meeting, M&F Bancorp, Inc. (“M&F”) filed with the SEC a definitive proxy statement, which was first mailed to shareholders of M&F on or about April 30, 2009.  M&F’s shareholders are urged to read the definitive proxy statement because the definitive proxy statement contains important information about M&F and the annual meeting.  Shareholders may obtain free copies of the definitive proxy statement and other documents filed with the SEC at the SEC’s web site at www.sec.gov.  In addition, shareholders may obtain free copies of the documents filed with the SEC by M&F by going to M&F’s Investor Relations page on its corporate website at www.mfbonline.com.

Participants in Solicitation. M&F, its officers and its directors may be deemed to be participants in the solicitation of proxies from M&F’s shareholders with respect to the annual meeting.  Information about M&F’s executive officers and directors and their ownership of M&F stock is set forth in the definitive proxy statement.